Exhibit 2
Execution copy
Share Transfer Agreement
Effective as of January 4, 2010
     Reference is made to (a) the Amended and Restated Limited Partnership Agreement, dated March 3, 2008, as amended by the first amendment thereto, dated March 31, 2009 (the “Primary Fund Agreement”), of Clayton, Dubilier & Rice Fund VIII, L.P. (the “Primary Fund”) and (b) the Second Amended and Restated Limited Partnership Agreement, dated December 8, 2009 (the “F&F Fund Agreement”), of CD&R Friends & Family Fund VIII, L.P. (the “F&F Fund”).
     Pursuant to sections 4.6(b)(ii), 4.6(e) and 10.2(c) of the Primary Fund Agreement and sections 4.1(a) and 10.2(b) of the F&F Fund Agreement, the Primary Fund hereby transfers all of its right, title and interest in and to 282 shares of NCI Building Systems, Inc. (“NCI”), effective as of January 4, 2010, to the F&F Fund, with the result that the F&F Fund holds an aggregate of 631 shares of NCI as of such date.
     The Primary Fund shall cause the transfer to be duly registered on the books and records of NCI.
[signature page follows]

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore Name: Theresa A. Gore
Title: Vice President, Treasurer & Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore Name: Theresa A. Gore
Title: Vice President, Treasurer & Assistant Secretary